Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President Operations and General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600, Extension 257

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD

EARNINGS AND RECORD REVENUES FOR THE

THREE AND NINE MONTHS ENDED DECEMBER 31, 2005

Third Quarter Net Income Rises 10% on 9% Revenue Increase

HAUPPAUGE, N.Y., January 26, 2006 – Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical disposable products, today reported the highest revenue and earnings in its history for the three and nine months ended December 31, 2005.

Net sales for the third quarter were a record $39,439,000, an increase of $3,217,000 or 9%, over the $36,222,000 in net sales reported for the three months ended December 31, 2004. Income before income taxes reached a record $5,168,000 in the third quarter, while net income for the period increased 10% to a record $3,138,000 or $.30 per basic share ($.30 per diluted share), compared with $2,847,000 or $.28 per basic share and ($.27 per diluted share), reported for the comparable quarter in fiscal 2005.

Net sales for the nine months ended December 31, 2005 totaled a record $113,010,000, an increase of $8,321,000 or 8%, over the $104,689,000 in net sales reported for the nine months ended December 31, 2004. Income before income taxes reached a record $13,828,000 for the nine months ended December 31, 2005. Net income for the nine months ended December 31, 2005 increased 8% to a record $8,587,000 or $.83 per basic share ($.81 per diluted share), compared with $7,977,000 or $.78 per basic share ($.76 per diluted share), reported for the nine months ended December 31, 2004.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (EST) on January 26, 2006. You may participate in the conference call by calling 1-800-370-0923 and asking for the Medical Action conference call. If you are unable to attend the conference call, you may listen to a live webcast of the call by visiting our website: www.medical-action.com, commencing at 10:00 a.m. (EST) on January 26, 2006. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (EST).

“Our record operating results reflect the commitment to our balanced sales approach which provided strong growth in minor procedure kits and trays and containment of medical waste product lines”, said Manuel B. Losada, Vice President - Sales and Marketing.

“These results are extremely satisfying given the continued pressure on gross margins from increased raw material and energy costs which have affected each of the Company’s products and operations. We anticipate that the increased costs will continue for the balance of the fiscal year. Since year-end our working capital position has increased by approximately $10,747,000, including $11,693,000 of cash. This financial strength gives us the ability to pursue additional acquisition opportunities,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2006 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2006, Medical Action anticipates reporting record net income for the ninth consecutive year and record revenue for the eleventh consecutive year.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers and long-term care facilities. Medical Action is a leading manufacturer and distributor of many of its products in the markets we compete in. Our products are marketed through an extensive network of direct sales personnel and independent distributors. Medical Action has preferred vendor agreements with national distributors, as well as contracts with nearly every major group purchasing alliance. The Company’s common stock trades on the NASDAQ National Market System under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Statements of Operations:
Net sales	$39,439	$36,222	$113,010	$104,689
Cost of sales	28,959	26,825	83,723	77,482

Gross profit	10,480	9,397	29,287	27,207

Selling, general and administrative expenses	5,393	4,832	15,522	14,272
Interest (income) expense, net	(81)	59	(63)	244

Income before income taxes	5,168	4,506	13,828	12,691
Income tax expense	2,030	1,659	5,241	4,714

Net income	$3,138	$2,847	$8,587	$7,977

Net income per share basic:	$0.30	$0.28	$0.83	$0.78
Net income per share diluted:	$0.30	$0.27	$0.81	$0.76

Balance Sheets as of December 31, 2005 and

March 31, 2005 (dollars in thousands)

	December 31, 2005	March 31, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash	$12,242	$549
Receivables, net	13,100	11,486
Inventories, net	18,283	19,095
Prepaid expenses and other assets	1,276	1,470

Total Current Assets	44,901	32,600

Property and equipment, net	12,455	12,946
Goodwill	37,085	37,085
Trademarks	666	666
Other intangible assets, net	1,743	1,944
Other assets	1,071	639

Total Assets	$97,921	$85,880

Liabilities and Shareholders’ Equity
Accounts payable	$6,902	$5,817
Accrued expenses	4,206	3,737
Deferred income taxes	4,095	4,095
Total debt	2,890	3,160
Shareholders’ equity	79,828	69,071

Total Liabilities and Shareholders’ Equity	$97,921	$85,880

Key Financial Statistics

Current ratio	3.9	3.3
Debt to equity ratio	0.04	0.05
Book value per share	$7.63	$6.71